Kenneth H. Finkelstein
Attorney At Law
4152 Meridian Street
Suite 206
Bellingham, WA
98226

                    								Tel:  (360) 201.6143
Fax: (800) 480.5074


February 11, 2002


VIA EDGAR & COURIER

Attention:	Ms. Jean Yang


Branch of Filer Support
U.S. Securities and Exchange
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA
22312

Re:	Cortex Systems, Inc.
	Amendment to Form SB-2 filed February 11, 2002
	File no. 333-72392

Dear Ms. Yang:

Please accept this letter as confirmation that the inclusion of jurisdictions in which I have been admitted to practise law, set forth in my letter to Cortex Systems Inc., dated September 18, 2001,
 Opinion and Consent of Counsel, was not in any manner intended to qualify nor to attempt to qualify the opinion set forth therein.

Trusting this is satisfactory.

Yours truly,




Kenneth H. Finkelstein
Attorney At Law